UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2014, XO Group Inc. (the “Company”) announced that the husband and wife team of David Liu and Carley Roney are stepping down from their positions as executive officers of the Company, effective, for Mr. Liu, December 15, 2014 and for Ms. Roney, December 31, 2014. Mr. Liu, Co-Founder of the Company, who since April 2014 has been serving as the Company’s executive officer in charge of Ijie, has agreed to continue as a member of the Board of Directors (the “Board”) and currently serves as Non-Executive Chairman of the Board. Ms. Roney is stepping down from her employment as chief content officer of the Company but will continue to advise the Company as Brand Ambassador and in other advisory capacities.

Under letter agreements, dated December 16, 2014 (each, a “letter agreement”), between the Company and each of Mr. Liu and Ms. Roney, the Company has agreed to: (1) in recognition of Mr. Liu’s and Ms. Roney’s contributions in 2014, pay the 2014 annual bonuses that the Board has estimated would otherwise be paid in 2015 under the Company’s 2014 annual bonus plan, to each of Mr. Liu ($443,113) and Ms. Roney ($343,482) in cash in December 2014; (2) reimburse each of Mr. Liu and Ms. Roney for their continued medical insurance monthly premiums for up to twenty-four months following their respective separation dates; and (3) for Mr. Liu, immediately vest 15,208 of the 17,500 shares of his restricted Company common stock that otherwise would have become vested in February and March 2015 if he had continued as an employee of the Company, on December 15, 2014. Under the letter agreement between the Company and Ms. Roney, Ms. Roney also agreed that the Name and Likeness Licensing Agreement previously entered into (and amended) by the the letter agreement (the “licensing agreement”) will continue in effect, but also be amended to add Ms. Roney’s agreement to serve as the non-employee Brand Ambassador of the Company and in other advisory capacities. As amended, the licensing agreement also provides that: (x) Ms. Roney will serve as Brand Ambassador, with such duties as may be reasonably requested by the Company, including making at least 12 appearances per year for the benefit of the Company and performing such other similar duties, for an initial term of two years, subject to annual extensions by the Company; (y) the annual fee being paid to Ms. Roney, which effective January 1, 2015 will be $100,000, will be compensation for all duties Ms. Roney will be performing as Brand Ambassador; and (y) for so long as Ms. Roney continues to serve as Brand Ambassador, she will continue to vest, on the same service-vesting schedule, in the 37,500 shares of her restricted Company common stock that otherwise would have become vested through March 6, 2017, if she had continued as an employee of the Company. If the Company terminates Ms. Roney’s services as Brand Ambassador other than, generally, due to her material breach of the amended licensing agreement, she will continue to receive payment of the annual fee until the end of, and become immediately vested in any then outstanding shares of restricted common stock that would have become vested during, the applicable term of the agreement (i.e., either the initial two-year term or the one-year renewal term). If Ms. Roney terminates her services as Brand Ambassador, all payments otherwise due to her will cease.

Both Mr. Liu and Ms. Roney are required to execute and not revoke a release of claims against the Company in exchange for certain of these payments and benefits, and will continue to be subject to noncompetition and nonsolicitation covenants for two years following their ceasing to be employed with the Company (which covenants, for Ms. Roney, will be extended if her services as Brand Ambassador are extended beyond such initial two-year period).

On December 16, 2014, the Company issued a press release announcing Mr. Liu’s and Ms. Roney’s transitions from employment with the Company. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing descriptions of each of the letter agreements between the Company and Mr. Liu and Ms. Roney, respectively, including the amendments to the licensing agreement, are qualified in their entirety by reference to the full text of each of the letter agreements between the Company and Mr. Liu and Ms. Roney, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are in incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1 10.1 10.2

Press Release issued by XO Group Inc. dated December 16, 2014.

Letter Agreement, dated December 16, 2014, between XO Group Inc. and David Liu

Letter Agreement, dated December 16, 2014, between XO Group Inc. and Carley Roney

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC. (Registrant)

Date: December 16, 2014	By:	/s/ GILLIAN MUNSON
Gillian Munson
Chief Financial Officer